UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2018

Stem Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55751	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20283 State Road 7, Boca Raton, FL	33498
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On May 1, 2018, the Company’s Board of Directors appointed Rajiv “Roger” Rai as a director of the Company, effective immediately, to serve until the next election of directors or appointment of their successors.

Set forth below is certain biographical information concerning Mr. Rai:

Rajiv “Roger” Rai (48)

In his capacity as Special Advisor to the Chairman at Rogers Communications, Roger Rai advises Edward Rogers, who is the representative controlling shareholder of Rogers Communications (TSX:RCI.b), on business development, revenue development, partnership development, talent development and sports. Previously, Roger was the Managing Director for E.S. Rogers Enterprises from 2004 to 2018. In that capacity, he gained extensive experience in strategic management services, including business processes assessment and advisory services.

Roger is currently the President of R3 Concepts Inc., a consulting and investments company located in Toronto, Canada. Since 2012, he has also served as an advisor to Chobani, Inc., a retail food services company.

From 2010 to 2016, Roger was the Vice President, Business Development, Keek Inc. (TSXV:KEK). In this capacity, Roger was responsible for all new business and partnership development at the Company.

Before Keek Inc., Roger was the Director of Development at C.O.R.E. Feature Animation, a Company that produced the children’s animation movie “The Wild.” He was the Founder and VP, Business Development of Fastvibe Inc., a web-streaming equipment and services company located in Toronto. Roger also held various managerial positions at Rogers Cable Systems and Rogers Wireless, one Canada’s largest Communications.

Roger sits on the Board of Directors for CONSTANTINE Enterprises Inc., a privately held real estate Company based in Toronto, with operations in Canada and the Bahamas.

He is one of the founders and on the Board of Directors for the ONEXONE Foundation, a charitable organization focused on global child welfare.

Roger holds a Bachelor of Arts from the University of Western Ontario and lives in Toronto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Holdings, Inc.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	President

Dated: May 1, 2018

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